EXHIBIT 99.1

NABORS PLACES $575 MILLION OF SENIOR UNSECURED NOTES
HAMILTON, Bermuda, Feb. 14 /PRNewswire-FirstCall/ — Nabors Industries Ltd. (NYSE: NBR) today announced that that its wholly owned subsidiary Nabors Industries Inc., sold $575 million in Senior Unsecured Notes with registration rights in a private placement under rule 144A. The notes will mature on February 15, 2018. The notes are fully and unconditionally guaranteed by Nabors Industries Ltd.
These securities have not been registered under the Securities Act of 1933 or any and may not be offered or sold in the US or Canada absent registration or an applicable exemption from registration requirements.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Nabors companies own and actively market a fleet of approximately 535 land drilling and approximately 737 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 41 platform rigs, 14 jack-up units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
For further information, please contact Dennis A. Smith, Director of Corporate Development of Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

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